Exhibit 3.4

Execution Version

CONSENT AGREEMENT

This Consent Agreement (the “Consent”), dated as of October 29, 2018, is made by and between ExWorks Capital Fund I, L.P., a Delaware limited partnership (“Lender”) and Hightimes Holding Corp., a Delaware corporation (“Hightimes”).

Background

A. Lender, Hightimes, Trans-High Corporation, a New York corporation (“Trans-High”), High Times Productions, Inc., a New York corporation, Cannabis Business Digital, LLC, a New York limited liability company, High Times, Inc., a New York corporation, New Morning Productions, Inc., a New York corporation, Hemp Times, Inc., a New York corporation, Planet Hemp, Inc., a New York corporation, The Hemp Company of America, Inc., a New York corporation, High Times Cannex Corp., a New York corporation, High Times Press, Inc., a New York corporation, Culture Pub, Inc., a Delaware corporation, and Wilshire & Veteran Media Corp., a Delaware corporation (together with Hightimes and Trans-High, the “Borrowers” or individually, a “Borrower”), are parties to a Loan and Security Agreement dated as of February 27, 2017 (as amended, the “Loan Agreement”). Unless defined in this Consent, capitalized terms have the meanings set forth in the Loan Agreement and references to “Sections” are to sections of the Loan Agreement.

B. Pursuant to the Loan Agreement, the prior written consent of Lender is required prior to Borrowers’ entering into certain transactions and incurring additional debt obligations.

C. Hightimes has requested that Lender consent to and Lender has agreed to consent to Hightimes entering into the Transaction (as defined below), subject to the terms and conditions of this Consent.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

Terms And Conditions

1. Consent of Lender. Hightimes has formed a new wholly owned subsidiary, Chalice Holdings, Inc., a Delaware corporation (“Chalice”), and wishes to acquire, through Chalice, certain assets from Gemini Finance Corp., a California corporation (“Gemini”), pursuant to the terms of the Asset Purchase Agreement (the “Purchase Agreement”), by and among Hightimes, Chalice, and Gemini (the “Transaction”), substantially in the form attached hereto as Exhibit A. At the closing of the Transaction, Hightimes and Chalice, together, will issue to Gemini a Secured Convertible Note in the principal amount of $560,000 (the “Gemini Note”), in the form attached hereto as Exhibit B. As an inducement for Gemini to enter into the Transaction, Hightimes will enter into a Pledge Agreement, pledging its interest in Chalice to Gemini, in the form attached hereto as Exhibit C, and Chalice will enter into a Security Agreement, in favor of Gemini, in the form attached hereto as Exhibit D. Notwithstanding anything to the contrary in the Loan Agreement or any other Loan Document, but subject to the terms and conditions of this Consent, Lender consents to the Transaction.

2. Conditions Subsequent. Hightimes, on behalf of itself and each of the other Borrowers, agrees that promptly following issuance of the Mandatory Conversion Shares to Gemini (as defined in the Gemini Note) or payment of the Gemini Note in full, and in no event later than five calendar days following that issuance or payment:

(a) Chalice will grant Lender a security interest in its Collateral to secure the Obligations;

(b) Chalice will execute and deliver to Lender an Intellectual Property Security Agreement in form and substance acceptable to Lender;

(c) Hightimes will execute and deliver to Lender a Pledge Agreement that, among other things, pledges all of Hightimes’ equity interest in Chalice to Lender, in form and substance acceptable to Lender; and

(d) Chalice and each of the Borrowers will execute any and all other documents that Lender requires, in its sole discretion, to join Chalice as an additional borrower under the Loan Documents and Chalice will have and assume all obligations of, make all representations and warranties made by, and grant Lender the other rights and remedies granted by, the other Borrowers under the Loan Documents as if it was a signatory and party to each Loan Document that the other Borrowers are a party to.

3. General Terms.

(a) Hightimes, on behalf of itself and each of the other Borrowers, acknowledges and agrees that the consent contained herein is a limited, specific and one-time consent as described above, and will not entitle the Borrowers to any consent, waiver, amendment, modification or other change to, of or in respect of any provision of any of the Loan Documents in the future in similar or dissimilar circumstances.

(b) Except as amended hereby, Hightimes, on behalf of itself and each of the other Borrowers, reaffirms and ratifies all of Borrowers’ obligations under the Loan Agreement and remakes, as of the date of this Consent, all representations and warranties in the Loan Agreement. Hightimes, on behalf of itself and each of the other Borrowers, also represents and warrants that (i) no Event of Default has occurred and is continuing, (ii) each Borrower is unaware of any facts or circumstances which, with the passage of time or the giving of notice, would be an Event of Default, (iii) the Disclosure Schedule is true and accurate as of the date of this Consent, (iv) the Schedules attached to the Intellectual Property Security Agreement executed by Borrowers and Lender as of February 27, 2017 are true and accurate as of the date of this Consent, (v) the Schedules attached to the Intellectual Property Security Agreement executed by Culture Pub, Inc. and Lender as of September 13, 2018 are true and accurate as of the date of this Consent, and (vi) the Schedules attached to the Intellectual Property Security Agreement executed by Wilshire & Veteran Media Corp. and Lender as of September 21, 2018 are true and accurate as of the date of this Consent

(c) This document contains the entire agreement of the parties in connection with the subject matter of this Consent and cannot be changed or terminated orally.

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(d) The individuals signing on behalf of each of the parties represents that all necessary company action to authorize them to enter into this Consent has been taken, including, without limitation, any board of directors or shareholder approvals or resolutions necessary to authorize execution of this Consent.

(e) This Consent may be executed in counterparts, each of which when so executed and delivered will be deemed an original, and all of such counterparts together will constitute but one and the same agreement. Further, .pdf and other electronic copies of signatures will be treated as original signatures for all purposes.

(f) If there is an express conflict between the terms of this Consent and the terms of the Loan Agreement, the terms of this Consent will govern and control.

(g) In addition to and without limitation of any of the foregoing, this Consent is a Loan Document.

(h) Hightimes, on behalf of itself and each of the other Borrowers, hereby waives, discharges, and forever releases Lender, Lender’s employees, officers, directors, attorneys, stockholders and successors and assigns, from and of any and all claims, causes of action, allegations or assertions that any Borrower has or may have had at any time up through and including the date of this Consent, against any or all of the foregoing, regardless of whether any such claims, causes of action, allegations or assertions arose as a result of Lender’s actions or omissions in connection with the Loan Agreement, or any amendments, extensions or modifications thereto, or Lender’s administration of debt evidenced by the Loan Agreement or otherwise.

[End of Consent Agreement – Signature page follows]

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The undersigned have caused this Consent to be duly executed and delivered as of the date first written above.

LENDER:

EXWORKS C PITAL FUND I, L.P.

By:	/s/ Andrew D. Hall
Name:	Andrew D. Hall
Title:	Chief Credit Officer

HIGHTIMES:

HIGHTIMES HOLDING CORP.

By:
Name:	Adam Levin
Title:	Chief Executive Officer

[Signature Page to Consent Agreement]

The undersigned have caused this Consent to be duly executed and delivered as of the date first written above.

LENDER:

EXWORKS CAPITAL FUND I, L.P.

By:
Name:	Andrew D. Hall
Title:	Chief Credit Officer

HIGHTIMES:

HIGHTIMES HOLDING CORP.

By:	/s/ Adam Levin
Name:	Adam Levin
Title:	Chief Executive Officer

[Signature Page to Consent Agreement]

Exhibit A

ASSET PURCHASE AGREEMENT

[See attached]

Exhibit A

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT is made and entered into effective this ____ day of October 2018, by and between Gemini Finance Corp. (the “Seller”), Chalice Holdings, Inc. (“Assignee”) and Hightimes Holding Corp. (“Hightimes”). This Asset Purchase Agreement, including all schedules and exhibits attached hereto, is referred to as the “Agreement.”

WHEREAS, the Seller is the owner of a Secured Promissory Note, dated February 2, 2018, issued by Wisdom Apparatus and Chalice Festivals USA, both California corporations (collectively referred to herein as the “Company”), in the original principal amount of $587,500 (the “Note”) in favor of the Seller; that certain Security Agreement dated February 2, 2018 made by the Company and the Seller (the “Security Agreement’); and that certain Loan Agreement dated February 2, 2018 made by the Company and the Seller (the “Loan Agreement”). A true and correct copy of the Note, Security Agreement and Loan Agreement are attached hereto as Exhibit “A”; and

WHEREAS, the Seller delivered to the Company (i) that certain Notice of Default related to the Note, Loan Agreement and Security Agreement dated August 14, 2018 and (ii) that certain Notification of Disposition of Collateral dated August 31, 2018; and in accordance with which a disposition of collateral took place on September 24, 2018 with the Seller providing the winning bid (the “UCC Sale”). A true and correct copy of the Notice of Disposition of Collateral and the Completion of Disposition of Collateral evidencing that the Seller acquired all right, title and interest in and to the collateral on September 24, 2018 are attached hereto as Exhibit “B” ; and

WHEREAS, subject to the terms and conditions set forth in this Agreement, the Seller desires to sell the certain assets of the Company that Seller has acquired as a result of the September 24, 2018 disposition of collateral (the “Assets”) to Hightimes, and Hightimes desires to purchase in Assignee’s name certain assets from Seller; such Assets are further described in Exhibit “C” attached hereto; and

WHEREAS, Assignee is a newly formed wholly-owned subsidiary of Hightimes formed for the sole purpose of acquiring the Assets referred to in this Agreement;

NOW, THEREFORE, in consideration of the premises and of the terms and conditions herein contained, as well as other good and valuable consideration, the adequacy of which is hereby acknowledged; subject to the terms and conditions contained in this Agreement, the parties hereto do hereby agree as follows:

1. Purchase of Assets. In consideration of the Purchase Price, Seller hereby sells, assigns, transfers, and conveys directly to Assignee, and as Hightimes/Assignee, hereby purchases from Seller, the Assets as set forth in Exhibit “C”.

2. No Assumption of Liabilities. Neither Assignee or Hightimes is assuming, and shall not be deemed to have assumed, any liabilities or obligations of Seller of any kind or nature whatsoever (whether contractual, statutory or otherwise).

3. Purchase Price, Payment and Allocation. The purchase price for the Assets shall be the sum of $560,000 (the “Purchase Price”). Such Purchase Price shall be payable by the issuance to the Seller at the Closing of a Secured Convertible Note of Assignee and Hightimes, as co-Makers, in the principal amount of $560,000, all as set forth in Exhibit “D” (the “Secured Convertible Note”).

4. The Secured Convertible Note shall be secured by a pledge of one thousand (1,000) shares of common stock, no par value, of Assignee, owned by Hightimes, representing 100% of the issued and outstanding capital stock of Assignee (the “Chalice Stock”) as set forth in the Pledge Agreement, by and between Hightimes and Seller, executed contemporaneously herewith. The Secured Convertible Note shall also be secured by a first priority lien on the Assets as set forth in the Security Agreement by and between Assignee and Seller, executed contemporaneously herewith.

5. The Closing. At the Closing, Hightimes and Assignee will deliver the Purchase Price and Seller will deliver to the Assignee a bill of sale to the Assets and such other transfer and assignment documents as may be reasonably required to effect the transfer to the Assignee of good and marketable title to the Assets.

6. Warranties and Representations of Seller. Seller hereby makes the following representations and warranties to Hightimes and Assignee, which representations and warranties are made for the express purchase of inducing Hightimes and Assignee to enter into this Agreement.

6.1 Organization and Good Standing of Seller. Seller is a corporation duly organized, validly existing and in good standing under the laws of California and has the power and authority to enter into this Agreement and the Exhibits hereto and to consummate all of the transactions contemplated hereby and thereby. All actions of Seller necessary for such execution, delivery and performance have been, or, as of the Closing Date, will have been duly taken.

6.2 Authorization. The execution and delivery of this Agreement to Hightimes and Assignee and the actions contemplated herein and in the Exhibits to this Agreement have been duly approved by all appropriate corporate action of Seller.

6.3 Required Consents and Approvals. Seller has obtained, or at Closing will have obtained, all governmental and other third-party consents or approvals required to consummate the transactions contemplated herein and in the Exhibits to this Agreement.

6.4 Title to Purchased Assets. It is understood and agreed that Seller acquired good and marketable title to the Assets by virtue of the UCC Sale. However, it is understood by Assignee and Hightimes, that some of the Assets are not currently in Seller’s possession and Seller has limited knowledge as to location of the Assets, and/or their fitness for any particular use. As such, except for Seller’s title to the Assets, the Seller is not making and has not at any time made any other warranties or representations of any kind or character, express or implied, with respect to the Assets, including but not limited to any warranties or representations as to merchantability or fitness for a particular purpose. Hightimes and Assignee have equal or superior knowledge with respect to the Assets and have full opportunity to conduct such inspections and investigations as they deem necessary or desirable to satisfy themselves as to the Assets and the acquisition of the Assets. Although Seller shall provide Hightimes and Assignee with all information in Seller’s possession concerning the Assets, Hightimes and Assignee hereby assume the risk that adverse matters including, but not limited to, latent or patent defects, adverse physical or other adverse matters, may not have been revealed by Hightimes and Assignee’s review and inspections and investigations. Hightimes and Assignee acknowledge and agree that upon closing, Seller shall sell and convey to Assignee and Assignee shall accept the Assets “as is, where is, with all faults.” Hightimes and Assignee also acknowledge that the purchase price reflects and takes into account that the Assets are being sold “as is, where is with all faults.” Notwithstanding the foregoing, Seller will cooperate with Hightimes and/or Assignee in obtaining turnover of the Assets and will execute any documents reasonably necessary to effectuate transfer of the Assets to Assignee. Seller is unaware of any liens or encumbrances that have attached to the Assets, or any of them.

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6.5 Compliance With Applicable Laws. Seller has duly complied in all material respects with all applicable laws, rules, regulations, ordinances, and all judgments, orders, rulings, and decrees of all federal, state and local governmental authorities (collectively, “Laws”). Seller has not received notification of any asserted present or past failure to so comply with any Laws.

6.6 Litigation and Adverse Claims. There are no actions, suits, arbitrations, regulatory proceedings or other litigation, pending or, to the knowledge of Seller, threatened against Seller or any of its shareholders, managers, employees or agents in their capacity as such, or any of its properties or businesses.

6.7 Restrictions on Transfer. Seller is not subject to any agreement, judgment or decree, restriction or instrument of any kind which would prevent the consummation of any of the transactions provided in this Agreement, terminate or modify any agreement to which Seller is a party, or prevent the execution of this Agreement.

7. Warranties and Representations of Assignee and Hightimes. Assignee and Hightimes hereby jointly and severally represent and warrant to Seller, which representations and warranties are made for the express purpose of inducing Seller to enter into this Agreement, that:

7.1 Assignee and Hightimes have full power and authority to execute, deliver and perform this Agreement and all action of Assignee and/or Hightimes necessary for such execution, delivery and performance will have been taken.

7.2 No consent of any federal, state, municipal or other governmental authority is required for the execution, delivery or performance of this Agreement by Assignee and/or Hightimes.

7.3 Except for the consent of ExWorks Capital Fund I, L.P. (“ExWorks”), which consent shall be obtained on or prior to Closing, no consent of any party to any contract or agreement to which Assignee or Hightimes is a party or that relates to any of the properties or assets of Assignee or Hightimes is required for the execution, delivery or performance of this Agreement.

7.4 Assignee’s and Hightimes’ decision to enter into this Agreement and the transactions contemplated hereby has been based solely on the independent evaluation and diligence by Assignee and/or Hightimes and their representatives, and, except as expressly provided in this Agreement, Seller is not in any way acting as surety or guarantor of the Assets hereunder. Except as set forth herein, no representations or warranties have been made to Assignee or Hightimes by the Seller, and in purchasing the Assets, neither Assignee nor Hightimes is relying upon any representations other than those specifically contained herein. Assignee and Hightimes further acknowledges that certain of the Assets specified on Exhibit C are not in the Seller’s possession and the Assignee may have to take actions to obtain possession of such Assets.

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7.5 It is the parties intent for Seller to have a first priority security interest against 100% of the equity interest in Assignee. As such, Assignee agrees that it will not issue common shares to any other person or entity unless and until the Note is converted and/or paid in full.

8. Cooperation/Further Assurances of Seller. At the request of Assignee, Seller will deliver any instruments of transfer and take all reasonable action as may be reasonably required to carry out the provisions hereof and to give effect to the transactions contemplated by this Agreement,

9. Cooperation/Further Assurances of Assignee and Hightimes. At the request of Seller, Assignee and/or Hightimes shall take all steps necessary to grant Seller a first priority perfected security interests in the Chalice Stock and the Assets and to maintain said security interests as first priority liens.

10. Accountings. At the request of Seller, Assignee and/or Hightimes shall provide information concerning the financial condition of Assignee and/or Hightimes or information on the Assets as Seller may from time to time reasonably request; provided, that Seller shall not be entitled to receive from Hightimes any material non-public information including financial statements.

11. Indemnity.

11.1 Indemnification by Seller. From and after the Closing, Seller shall indemnify, hold harmless and defend Assignee and Hightimes and their directors, officers and employees from and against any claims, liabilities and expenses incurred by reason of (a) any breach or inaccuracy of a representation or warranty of Seller in this Agreement, (b) any failure by Seller to perform any covenant required to be performed by it pursuant to this Agreement, or (c) any liability or obligation of Seller arising out of or in connection with the ownership of the Assets arising on or before the Closing.

11.2 Indemnification by Assignee and Hightimes. From and after the Closing, Assignee and Hightimes shall indemnify, hold harmless and defend Seller from and against any claims, liabilities and expenses incurred by reason of (a) any breach or inaccuracy of a representation or warranty of Purchaser in this Agreement, or (b) any liability or obligation of Assignee or Hightimes arising out of or in connection with the ownership of the Assets arising after the Closing.

12. Notices. If any notification is required by law, such notification shall be deemed reasonable and properly given five days following deposit in the U.S. Mail or one day following deposit in a reputable overnight service postage prepaid, addressed to Seller at 1075 Valleyside Lane, Encinitas, CA 92024 or Assignee and Hightimes at 10990 Wilshire Blvd., Penthouse, Los Angeles, CA 90024 or at such other address as shall be given in writing by one party to the other.

13. Entire Agreement. This Agreement (including all exhibits attached hereto and all documents delivered as provided for herein) constitutes the entire agreement of the parties and supersedes any and all other agreements and understandings, whether written or oral, relative to the matters discussed herein.

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14. Taxes. Each party represents that it is not aware of any transfer taxes in connection with the transactions contemplated hereby, and the parties agree that if any transfer taxes are assessed by any taxing authority, each party shall pay one-half (1/2) of the cost of any such transfer or similar taxes payable in connection with the sale, assignment, and transfer of the Acquired Assets.

15. Governing Law. This Agreement shall be interpreted and governed under the laws of the State of California. Any action brought by any party against the other concerning the transactions contemplated by this Agreement shall be brought in the State or Federal Courts located in the City and County of San Diego. The parties agree to submit to the jurisdiction of such courts. All parties hereto do hereby waive any right to trial by jury.

16. Successors or Assigns. The parties agree that this Agreement shall be binding on their respective successors and assigns, and that the term “Seller” and the term “Assignee and Hightimes” as used herein shall be deemed to include, for all purposes, the respective designees, successors, assigns, heirs, executors and administrators. Notwithstanding the foregoing, this Agreement and the rights and obligations of the parties hereunder shall not be assignable, in whole or in part, by either party without the prior written consent of the other party.

17. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. This Agreement may be executed by facsimile signature or an e-mail of a PDF signature which shall in all events have the same force and effect as original signatures.

18. Headings. Captions and paragraph headings used herein are for convenience only and are not a part of this Agreement and shall not be used in construing it.

19. Invalidity of Particular Provisions. The unenforceability or invalidity of any provision or provisions of this Agreement shall not render any other provision or provisions herein or this Agreement itself invalid.

20. Fees, Costs and Expenses. Unless specifically stated to the contrary in this Agreement, all expenses incurred in connection with consummation of the transactions contemplated by this Agreement shall be the sole responsibility of the party incurring such expenses. Such expenses shall include fees incurred for accountants, investment bankers, brokers and legal counsel in connection with preparation of this Agreement and consummation thereof.

21. Attorneys’ Fees. In any arbitration or court action between the parties to enforce this Agreement or the rights of the parties hereunder, the prevailing party in such action (as determined by the court) will be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

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Balance of page intentionally left blank – signature page follows

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IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

Purchaser:
Chalice Holdings, Inc.

By:
Name:	Adam E. Levin
Title:	CEO

Hightimes:
Hightimes Holding Corp.

By:
Name:	Adam E. Levin
Title:	CEO

Seller:
Gemini Finance Corp.

By:
Title:

Exhibit A

Note, Loan Agreement, Security Agreement

Exhibit A

Exhibit B

Notice of Disposition of Collateral and Related Documentation

Exhibit B

Exhibit C

Assets

1)	All inventory of Wisdom Apparatus and/or Chalice Festival USA (collectively “Chalice”), including any and all merchandise prepared for sale in connection with the Chalice Music Festival;

2)	All contract rights and other general intangibles, including, without limitation, all partnership interests, membership interests, stock or other securities, rights under any Organizational Documents, licenses, distribution and other agreements, computer software, computer software development rights, leases, franchises, customer lists, and income tax refunds;

3)	All accounts, including but not limited to any deposits paid to third party vendors/performers for services to be rendered at the Chalice Music Festival;

4)	All commercial tort claims, including but not limited to any causes of action against The Bureau of Cannabis Control and the city of Victorville in connection with cancellation of the Chalice Festival in 2018;

5)	All deposit accounts and all cash (whether or not deposited in such deposit accounts);

6)	All files, records, books of account, business papers, and computer programs;

7)	All Intellectual Property, including without limitation copyrights, patents, trademarks, tradenames, corporate names, company names, business names, fictitious business names, trade dress, trade secrets, service marks, logos, domain names, the Chalice Instagram handles, other source or business identifiers, all goodwill associated therewith, now existing or hereafter adopted or acquired, all rights to obtain any reissues, renewals or extensions of the foregoing, all licenses for any of the foregoing and all causes of action for infringement of the foregoing, including but not limited to any intellectual property related to Wisdom Apparatus, Happy Place Festival, Chalice Festival, and/or Chalice; and

8)	All products and proceeds of all of the foregoing Collateral set forth above.

Exhibit C

Exhibit D

Secured Convertible Note, Pledge Agreement and Security Agreement

Exhibit D

Exhibit B

SECURED PROMISSORY NOTE

[See attached]

Exhibit B

NEITHER THIS NOTE NOR THE SECURITIES INTO WHICH THIS NOTE IS CONVERTIBLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE. THESE SECURITIES HAVE BEEN SOLD IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.

Chalice Holdings, Inc. and Hightimes Holding Corp.

Convertible Secured Note

Issuance Date: October __, 2018	Original Principal Amount: $560,000
Note No. HIGH-GFC-Oct2018

FOR VALUE RECEIVED, each of Chalice Holdings, Inc., a Delaware corporation (“Chalice”) and Hightimes Holding Corp., a Delaware corporation (“Hightimes” and collectively, with Chalice the “Makers”), hereby promises to pay to the order of Gemini Finance Corp., or registered assigns (the “Holder”) the amount set out above as the Original Principal Amount as reduced pursuant to the terms hereof pursuant to redemption, conversion or otherwise, (the “Principal”) when due, whether upon the Maturity Date (as defined below), acceleration, redemption or otherwise (in each case in accordance with the terms hereof) and to pay interest (“Interest”) on any outstanding Principal at the applicable Interest Rate from the date set out above as the Issuance Date (the “Issuance Date”) until the same becomes due and payable, upon the Maturity Date or acceleration, conversion, redemption or otherwise (in each case in accordance with the terms hereof).

The Original Principal Amount is $560,000 (five hundred sixty thousand dollars). For purposes hereof, the term “Outstanding Balance” means the Original Principal Amount, as reduced or increased, as the case may be, pursuant to the terms hereof for conversion, breach hereof or otherwise, plus any accrued but unpaid interest, collection and enforcements costs, and any other fees or charges incurred under this Note.

(1) GENERAL TERMS

(a) Payment of Principal. Unless previously converted into shares of he Class A common stock, $0.0001 par value, of Hightimes(the ‘Common Stock”) as contemplated hereby, this Note, together with all accrued interest hereon at the Interest Rate, shall be due and payable on March 28, 2019 (the “Maturity Date”).

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Hightimes Convertible Note – Sept 2018

(b) Interest. Interest shall accrue on the Outstanding Balance at an annual rate of five percent (5%) ( the “Interest Rate”) and shall be paid on the Maturity Date (or sooner as provided herein) to the Holder or its assignee in whose name this Note is registered on the records of the Makers regarding registration and transfers of Notes in cash or converted into Common Stock at the Conversion Price.

(c) Security. This Note shall be secured by a pledge of one thousand (1,000) shares of common stock, no par value, of Chalice, owned by Hightimes, representing 100% of the issued and outstanding capital stock of Chalice, all as set forth in the pledge agreement in the form of Exhibit A annexed hereto (the “Pledge Agreement”). This Note is further secured by a first priority lien on all assets of Chalice (the “Assets”) as set forth in the Security Agreement in the form of Exhibit B annexed hereto (the “Security Agreement’).

(2) EVENTS OF DEFAULT.

(a) An “Event of Default”, wherever used herein, means the occurrence and continuation of any one of the following events, whatever the reason, and whether it shall be voluntary or involuntary, or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body:

(i) The Makers’ failure to pay to the Holder any amount of Principal, Interest, or other amounts when and as due under this Note;

(ii) A Conversion Failure as defined in section 3(b)(ii);

(iii) The Makers or any subsidiary of the Makers shall commence, or there shall be commenced against the Makers or any subsidiary of the Makers under any applicable bankruptcy or insolvency laws as now or hereafter in effect or any successor thereto, or the Makers or any subsidiary of the Makers commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Makers or any subsidiary of the Makers or there is commenced against the Makers or any subsidiary of the Makers any such bankruptcy, insolvency or other proceeding which remains undismissed for a period of sixty-one (61) days; or the Makers or any subsidiary of the Makers is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Makers or any subsidiary of the Makers suffers any appointment of any custodian, private or court appointed receiver or the like for it or any substantial part of its property which continues undischarged or unstayed for a period of sixty one (61) days; or the Makers or any subsidiary of the Makers makes a general assignment for the benefit of creditors; or the Makers or any subsidiary of the Makers shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; or the Makers or any subsidiary of the Makers shall call a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; or the Makers or any subsidiary of the Makers shall by any act or failure to act expressly indicate its consent to, approval of or acquiescence in any of the foregoing; or any corporate or other action is taken by the Makers or any subsidiary of the Makers for the purpose of effecting any of the foregoing;

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Hightimes Convertible Note – Sept 2018

(iv) Hightimes shall cease to be a fully-reporting issuer registered under the Securities Exchange Act of 1934, as amended, with the Securities & Exchange Commission.

(b) Upon the occurrence of the first Event of Default, the Outstanding Balance shall immediately increase to one hundred twenty (120%) of the Outstanding Balance immediately prior to the occurrence of the Event of Default (the “Default Effect”). The Default Effect shall automatically apply upon the occurrence of the Event of Default without the need for any party to give any notice or take any other action.

(3) CONVERSION OF NOTE. This Note shall be convertible into shares of the Common Stock, on the terms and conditions set forth in this Section 3.

(a) Mandatory Conversion. Notwithstanding anything to the contrary, express or implied, contained in this Note, at such time as Hightimes shall complete its pending Regulation A+ initial public offering, currently scheduled to be completed on or before October 31, 2018, pursuant to its Form 1-A Offering Circular approved by the Securities and Exchange Commission (“SEC”) on July 26, 2018 and as supplemented by its Form 1-U Current Reports and Form 1 SA Semi-Annual Report filed with the SEC subsequent to July 26, 2018 (the “Hightimes IPO”), at such time as the Common Stock is first listed for trading or quoted on an “Approved Securities Market” (as defined in Section 3(a)(i) below), a “Mandatory Conversion Event” shall be deemed to have occurred. Upon the occurrence of such Mandatory Conversion Event, the entire Outstanding Principal Amount of this Note and all accrued Interest hereon at the Interest Rate (the “Mandatory Conversion Amount”) shall automatically, and without any further action on the part of the Holder, convert into that number of shares of fully paid and nonassessable shares of Common Stock as shall be equal to the quotient of dividing the Mandatory Conversion Amount by the Conversion Price set forth in Section 3(a)(ii) below (the “Mandatory Conversion Shares”). Hightimes shall not issue any fraction of a share of Common Stock upon any mandatory conversion under this Section 3(a). If the issuance would result in the issuance of a fraction of a share of Common Stock, Hightimes shall round such fraction of a share of Common Stock up to the nearest whole share. Hightimes shall pay any and all transfer agent fees, legal fees, costs and any other fees or costs that may be incurred or charged in connection with the issuance of shares of the Common Stock to the Holder pursuant to this Section 3(a). Within three (3) Trading Days after Hightimes gives the Holder notice by facsimile or email transmission that a Mandatory Conversion Event has occurred, Hightimes will provide VStock Transfer Company, its transfer agent, with documentation that the Mandatory Conversion Shares are eligible for such electronic issuance. In the event that Hightimes shall fail to issue and deliver to Holder via “DWAC/FAST” electronic transfer the number of Mandatory Conversion Shares to which the Holder is entitled upon the occurrence of a Mandatory Conversion Event, the Outstanding Principal Amount of the Note shall increase by $2,000 per day until such time as Hightimes issues and delivers a certificate to the Holder or credits the Holder’s balance account with DTC for the number of Mandatory Conversion Shares to which the Holder is entitled upon such Mandatory Conversion Event.

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Hightimes Convertible Note – Sept 2018

(i) Hightimes will not be subject to any penalties once its transfer agent processes the Mandatory Convesion Shares to the DWAC system. “Approved Securities Market” shall mean any one or more of the following securities exchanges or markets: The NASDAQ Stock Market LLC, including the NASDAQ Capital Market, the New York Stock Exchange, including the NYSE American, the OTCQX Market of OTC Markets Group Inc. or the Canadian Stock Exchange.

(ii) “Conversion Price” shall equal $11.00 per share; subject to adjustment for stock splits and recapitalizations

(b) Optional Conversion. At any time, or from time to time prior to the Maturity Date, the Holder shall be entitled to convert any portion of the outstanding and unpaid Optional Conversion Amount (as defined below) into fully paid and nonassessable shares of Common Stock in accordance with Section 3(b), at the Conversion Price (as defined below). The number of shares of Common Stock issuable upon conversion of any Optional Conversion Amount pursuant to this Section 3(b) shall be equal to the quotient of dividing the Optional Conversion Amount by the Conversion Price. Hightimes shall not issue any fraction of a share of Common Stock upon any conversion. If the issuance would result in the issuance of a fraction of a share of Common Stock, Hightimes shall round such fraction of a share of Common Stock up to the nearest whole share. Hightimes shall pay any and all transfer agent fees, legal fees, costs and any other fees or costs that may be incurred or charged in connection with the issuance of shares of Hightimes Common Stock to the Holder arising out of or relating to the conversion of this Note up to a maximum of five thousand dollars ($5,000).

(i) “Optional Conversion Amount” means the portion of the Original Principal Amount and Interest to be converted.

(ii) “Conversion Price” shall equal $11.00 per share; subject to adjustment for stock splits and recapitalizations ..

(c) Mechanics of Conversion.

(i) Optional Conversion. To convert any Optional Conversion Amount into shares of Common Stock on any date (a “Conversion Date”), the Holder shall (A) transmit by email, facsimile (or otherwise deliver), for receipt on or prior to 11:59 p.m., New York, NY Time, on such date, a copy of an executed notice of conversion in the form attached hereto as Exhibit A (the “Conversion Notice”) to Hightimes. On or before the third Business Day following the date of receipt of a Conversion Notice (the “Share Delivery Date”), Hightimes shall (A) if legends are not required to be placed on certificates of Common Stock pursuant to the then existing provisions of Rule 144 of the Securities Act of 1933 (“Rule 144”) and provided that the Transfer Agent is participating in the Depository Trust Company(“DTC”) Fast Automated Securities Transfer Program, credit such aggregate number of shares of Common Stock to which the Holder shall be entitled to the Holder’s or its designee’s balance account with DTC through its Deposit Withdrawal Agent Commission system or (B) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and deliver to the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled which certificates shall not bear any restrictive legends unless required pursuant the Rule 144. If this Note is physically surrendered for conversion and the outstanding Principal of this Note is greater than the Principal portion of the Optional Conversion Amount being converted, then Hightimes shall, upon request of the Holder, as soon as practicable and in no event later than three (3) Business Days after receipt of this Note and at its own expense, issue and deliver to the holder a new Note representing the outstanding Principal not converted. The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of this Note shall be treated for all purposes as the record holder or holders of such shares of Common Stock upon the transmission of a Conversion Notice.

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Hightimes Convertible Note – Sept 2018

(ii) Hightimes Failure to Timely Convert. If within three (3) Trading Days after Hightimes receipt of the facsimile or email copy of a Conversion Notice together with documentation satisfactory to the Transfer Agent that the shares are eligible for such electronic issuance, Hightimes shall fail to issue and deliver to Holder via “DWAC/FAST” electronic transfer the number of shares of Common Stock to which the Holder is entitled upon such holder’s conversion of any Optional Conversion Amount (a “Conversion Failure”), the Outstanding Amount of the Note shall increase by $2,000 per day until such time as Hightimes issues and delivers a certificate to the Holder or credits the Holder’s balance account with DTC for the number of shares of Common Stock to which the Holder is entitled upon such holder’s conversion of any Optional Conversion Amount. Hightimes will not be subject to any penalties once its transfer agent processes the shares to the DWAC system. If the Makers fail to deliver shares in accordance with the timeframe stated in this Section, resulting in a Conversion Failure, the Holder, at any time prior to selling all of those shares, may rescind any portion, in whole or in part, of that particular conversion attributable to the unsold shares and have the rescinded conversion amount returned to the Outstanding Balance with the rescinded conversion shares returned to Hightimes.

(iii) Book-Entry. Notwithstanding anything to the contrary set forth herein, upon conversion of any portion of this Note in accordance with the terms hereof, the Holder shall not be required to physically surrender this Note to Hightimes unless (A) the full Optional Conversion Amount represented by this Note is being converted or (B) the Holder has provided Hightimes with prior written notice (which notice may be included in a Conversion Notice) requesting reissuance of this Note upon physical surrender of this Note. The Holder and Hightimes shall maintain records showing the Principal and Interest converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holder and Hightimes, so as not to require physical surrender of this Note upon conversion.

(d) Limitations on Conversions or Trading.

(i) Beneficial Ownership. If at any time after the Closing, the Buyer shall or would receive shares of Common Stock in payment of interest or principal under Note, upon conversion of the Note, under the Warrant, or upon exercise of the Warrant, so that the Buyer would, together with other shares of Common Stock held by it or its Affiliates, own or beneficially own by virtue of such action or receipt of additional shares of Common Stock a number of shares exceeding 4.99% of the number of shares of Common Stock outstanding on such date (the “Maximum Percentage”), Hightimes shall not be obligated and shall not issue to the Buyer shares of Common Stock which would exceed the Maximum Percentage, but only until such time as the Maximum Percentage would no longer be exceeded by any such receipt of shares of Common Stock by the Buyer. Upon delivery of a written notice to Hightimes, the Buyer may from time to time increase (with such increase not effective until the sixty-first (61st) day after delivery of such notice) or decrease the Maximum Percentage to any other percentage not in excess of 9.99% as specified in such notice; provided that (i) any such increase in the Maximum Percentage will not be effective until the sixty-first (61st) day after such notice is delivered to Hightimes and (ii) any such increase or decrease will apply only to the Buyer and its Affiliates. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 5.13 to the extent necessary to correct this paragraph (or any portion of this paragraph) which may be defective or inconsistent with the intended beneficial ownership limitation contained in this Section 5.13 or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitation contained in this paragraph may not be waived and shall apply to a successor holder of the Note and Warrant.

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Hightimes Convertible Note – Sept 2018

(e) Other Provisions.

(i) Share Reservation. The Makers shall at all times reserve and keep available out of its authorized Common Stock a number of shares equal to at least the full number of shares of Common Stock issuable upon conversion of all outstanding amounts under this Note.

(ii) Prepayment. At any time following the Issuance Date, the Makers shall have the option, upon 10 business days’ notice to Holder, to pre-pay the entire remaining outstanding principal amount of this Note in cash.

(iii) All calculations under this Section 3 shall be rounded up to the nearest whole share.

(iv) Nothing herein shall limit a Holder’s right to pursue actual damages or declare an Event of Default pursuant to Section 2 herein for Hightimes’s failure to deliver certificates representing shares of Common Stock upon conversion within the period specified herein and such Holder shall have the right to pursue all remedies available to it at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief, in each case without the need to post a bond or provide other security. The exercise of any such rights shall not prohibit the Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

(4) REISSUANCE OF THIS NOTE.

(a) Assignability. The Makers may not assign this Note. This Note will be binding upon the Makers and its successors and will inure to the benefit of the Holder and its successors and assigns and may be assigned by the Holder to anyone of its choosing without Makers’ approval.

(b) Lost, Stolen or Mutilated Note. Upon receipt by the Makers of evidence reasonably satisfactory to the Makers of the loss, theft, destruction or mutilation of this Note, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Makers in customary form and, in the case of mutilation, upon surrender and cancellation of this Note, the Makers shall execute and deliver to the Holder a new Note representing the outstanding Principal.

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Hightimes Convertible Note – Sept 2018

(5) NOTICES. Any notices, consents, waivers or other communications required or permitted to be given under the terms shall be handled according to the Notice clause in the Asset Purchase Agreement.

The addresses for such communications shall be:

If to the Makers:

Hightimes Holding Corp.

10990 Wilshire Blvd

Penthouse

Los Angeles, California 90024-3898

Attn: Adam Levin

If to the Holder:

Gemini Finance Corp.

1075 Valleyside Lane

Encinitas, CA 92024

Attn: Steven Winters

(6) APPLICABLE LAW AND VENUE. This Note shall be governed by and construed in accordance with the laws of the State of California, without giving effect to conflicts of laws thereof. Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the state courts of California or in the federal courts located in the city and county of San Diego, in the State of California. Both parties and the individuals signing this Agreement agree to submit to the jurisdiction of such courts.

(7) WAIVER. Any waiver by the Holder of a breach of any provision of this Note shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Note. The failure of the Holder to insist upon strict adherence to any term of this Note on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Note. Any waiver must be in writing.

[Signature Page Follows]

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IN WITNESS WHEREOF, each of the Makers has caused this Convertible Note to be duly executed by a duly authorized officer as of the date set forth above.

CHALICE:
Chalice Holdings, Inc.

By:
Name:	Adam E. Levin
Title:	CEO

HIGHTIMES:
Hightimes Holding Corp.

By:
Name:	Adam Levin
Title:	Chief Executive Officer

Note No. HIGH-GFC-SEP2018

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EXHIBIT A

NOTICE OF CONVERSION

Attn: Adam Levin

Hightimes Holding Corp.

The undersigned hereby elects to convert a portion of the $560,000 Secured Convertible Note (Note No. HIGH-GFC-SEP2018) issued to Gemini Finance Corp. on October ____, 2018 into Shares of Common Stock of Hightimes Holding Corp. according to the conditions set forth in such Note as of the date written below.

By accepting this notice of conversion, you are acknowledging that the number of shares to be delivered represents less than 5% (five percent) of the common stock outstanding. If the number of shares to be delivered represents more than 4.99% of the common stock outstanding, this conversion notice shall immediately automatically extinguish and debenture Holder must be immediately notified.

Date of Conversion:
Optional Conversion Amount:
Conversion Price:
Shares to be Delivered:
Shares delivered in name of:

Gemini Finance Corp.

By:
Title:

Exhibit A

Exhibit C

PLEDGE AGREEMENT

[See attached]

Exhibit C

PLEDGE AGREEMENT

This Pledge Agreement dated as of October ____, 2018 (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) is made by Hightimes Holding Corp., a Delaware corporation (“Pledgor”) in favor of Gemini Financial Corp., a California corporation (“Pledgee”).

BACKGROUND

A. Pledgor owns 100% of the presently issued and outstanding equity interests of Chalice Holdings, Inc., a Delaware corporation (the “Company”).

B. Pledgor and the Company are parties to an Asset Purchase Agreement, dated of even date herewith (as the same has been and may be further amended, modified, restated or otherwise supplemented from time to time, the “Purchase Agreement”), pursuant to which the Company purchased from Pledgee certain assets formerly owned by Wisdom Apparatus and Chalice Festivals USA and acquired by Pledgee (the “Assets”), in consideration for which purchase the Pledgor and the Company issued to Pledgee the $560,000 Secured Convertible Note of Pledgor and the Company (the “Note”).

C. Pledgor is entering into this Agreement to, among other things, induce Pledgee to sell the Assets pursuant to the Purchase Agreement.

D. Except for the assignment of the Assets pursuant to the Purchase Agreement, the Company has no other assets or liabilities.

E. Unless otherwise defined herein, all capitalized terms shall have the meanings ascribed to them in the Asset Purchase Agreement and the Note.

NOW, THEREFORE, for good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, Pledgor and Pledgee agree as follows:

1. Pledge. Pledgor hereby pledges and grants to Pledgee a security interest in, the following (the “Pledged Collateral”):

(a) One thousand (1,000) share of the common stock, no par value, of the Company, representing 100% of the issued and outstanding capital stock of the Company and all of Pledgor’s equity interests and other interests in Company now owned or hereafter acquired by Pledgor (collectively, the “Pledged Interests)”, and the certificates, if any, representing those Pledged Interests, and all dividends, distributions, cash, securities, instruments, rights and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such Pledged Interests; and

(b) all other property hereafter delivered to Pledgee in substitution for, as proceeds of, or in addition to any of the Pledged Interests, all certificates, instruments and documents representing or evidencing such property, and all cash, securities, distributions rights and other property at any time and from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all thereof.

2. Security for Obligations. The Pledged Collateral secures the payment and performance of all obligations, now or hereafter existing under the terms and conditions of this Agreement and the obligations of the Makers under the Note, including, without limitation, the obligation to issue the Mandatory Conversion Shares or shares of Common Stock of Pledgor pursuant to Section 3(a) of the Note or upon any optional conversion of the Note by the Holder pursuant to Section 3(b) of the Note (collectively the “Obligations)”.

3. Delivery of Pledged Interests. All certificates, instruments or documents, if any, representing or evidencing the Pledged Interests will be delivered to and held by or on behalf of Pledgee pursuant hereto and will be in suitable form for transfer by delivery, will be accompanied by duly executed instruments of transfer or assignment in blank, irrevocable proxies, all in form and substance satisfactory to Pledgee. In addition, Pledgee will have the right at any time to exchange certificates or instruments representing or evidencing Pledged Interests for certificates or instruments of smaller or larger denominations.

4. Representations and Warranties. Pledgor represents and warrants as follows:

(a) The Pledged Interests have been duly authorized and validly issued and are fully paid and non-assessable, as applicable.

(b) Pledgor is, or at the time of any future delivery, pledge, assignment or transfer will be, the legal and beneficial owner of the Pledged Collateral, free and clear of any lien, security interest, pledge, warrant, option, purchase agreement, shareholders’ agreement, restriction, redemption agreement or other charge, encumbrance or restriction of any nature on the Pledged Collateral, except for the lien created by this Agreement, or the Purchase Agreement and other Permitted Liens, with full right to deliver, pledge, assign and transfer the Pledged Collateral to Pledgee as Pledged Collateral hereunder.

(c) The pledge of the Pledged Collateral pursuant to this Agreement creates a valid and first priority perfected security interest in the Pledged Collateral, securing the payment of the Obligations.

(d) No authorization, approval, or other action by, and no notice to or filing with, any governmental authority or regulatory body is required either (i) for the pledge by Pledgor of the Pledged Collateral pursuant to this Agreement or for the execution, delivery or performance of this Agreement by Pledgor, or (ii) for the exercise by Pledgee of the voting or other rights provided for in this Agreement or the remedies in respect of the Pledged Collateral pursuant to this Agreement (except as may be required in connection with a disposition of such shares by laws affecting the offering and sale of securities generally).

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(e) Pledgor has full power and authority to enter into this Agreement and has the right to vote, pledge and grant a security interest in the Pledged Collateral as provided by this Agreement.

(f) (i) the Pledged Collateral constitutes a 100% ownership interest in Company on a fully diluted basis, (ii) the Company has not issued any non-voting equity interests or other interests, (iii) there are no outstanding subscriptions, options, rights, warrants or other agreements or commitments pursuant to which Company is or might be obligated to issue or transfer any additional equity or other ownership interests, and (iv) all of the ownership interests in Company are owned solely by Pledgor.

(g) Except for its ownership of the Assets and engaging in the business formerly operated by Wisdom Apparatus and Chalice Festivals USA, the Company will not engage in any other trade or business.

5. Further Assistance. Pledgor agrees that at any time and from time to time, at its expense, Pledgor will promptly execute and deliver, or cause to be executed and delivered, all certificates, if any, representing the Pledged Interests, stock and/or other powers, proxies, assignments, instruments and documents; will take all steps necessary to properly register the transfer of the security interest hereunder on the books of Company of any uncertificated securities included in the Pledged Interests; and will take all further action that may be reasonably necessary or desirable, or that Pledgee may reasonably request, in order to perfect and protect any security interest granted or purported to be granted hereby or to enable Pledgee to exercise and enforce its rights and remedies hereunder with respect to any Pledged Collateral and to carry out the provisions and purposes hereof.

6. Voting Rights; Dividends; Etc.

(a) (i) So long as no Event of Default has occurred and is continuing, Pledgor will be entitled to exercise any and all voting and other consensual rights pertaining to the Pledged Interests or any part thereof for any purpose not inconsistent with the terms of this Agreement or any other Loan Document; provided, however, that Pledgor will not exercise nor will it refrain from exercising any such right if such action could have a material adverse effect on the value of the Pledged Collateral.

(ii) Pledgor will be entitled to receive and retain any and all dividends and interest paid in respect of the Pledged Collateral as permitted under the Purchase Agreement; provided, however, that, except as expressly provided in the Purchase Agreement, any and all:

(A) dividends and interest paid or payable other than in cash in respect of, and instruments and other property received, receivable or otherwise distributed in respect of, or in exchange for, any Pledged Collateral;

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(B) dividends and other distributions paid or payable in cash in respect of any Pledged Collateral in connection with a partial or total liquidation or dissolution or in connection with a reduction of capital, capital surplus or paid-in-surplus; and

(C) cash paid, payable or otherwise distributed in respect of principal of, or in redemption of, or in exchange for, any Pledged Collateral, will be Pledged Collateral, and will be forthwith delivered to Pledgee to hold as Pledged Collateral and will, if received by Pledgor, be received in trust for the benefit of Pledgee, be segregated from the other property of Pledgor, and be forthwith delivered to Pledgee as Pledged Collateral in the same form as so received (with any necessary endorsement).

(iii) Pledgor will execute and deliver (or cause to be executed and delivered) to Pledgee all such proxies and other instruments as Pledgee may reasonably request for the purpose of enabling Pledgee to exercise the voting and other rights that it is entitled to exercise pursuant to paragraph (i) above and to receive the dividends or interest payments that it is authorized to receive pursuant to paragraph (ii) above.

(b) Upon the occurrence and during the continuance of an Event of Default under the Note or under this Agreement and delivery by Pledgee of written notice to Pledgor of Pledgee’s intention to exercise any of its rights under this Agreement:

(i) All rights of Pledgor to exercise the voting and other consensual rights that it would otherwise be entitled to exercise pursuant to Section 6(a)(i) and to receive the dividends and interest payments that it would otherwise be authorized to receive and retain pursuant to Section 6(a)(ii) will cease, and all such rights will thereupon become vested in Pledgee, which will thereupon have the sole right to exercise such voting and other consensual rights and to receive and hold as Pledged Collateral such dividends and interest payments; and

(ii) All dividends and interest payments that are received by Pledgor contrary to the provisions of paragraph (i) of this Section 6(b) will be received in trust for the benefit of Pledgee, will be segregated from other funds of Pledgor and will be forthwith paid over to Pledgee as Pledged Collateral in the same form as so received (with any necessary endorsements).

7. Transfers and Other Liens; Additional Interests. Pledgor agrees that he will not (i) except as expressly provided in the Purchase Agreement, sell, assign, transfer, convey, exchange, pledge or otherwise dispose of, or grant any option, warrant, right, contract or commitment with respect to, any of the Pledged Collateral without the prior written consent of Pledgee, or (ii) create or permit to exist any lien, security interest, pledge, proxy, purchase arrangement, restriction, redemption agreements, shareholders’ agreement or other charge or encumbrance upon or with respect to any of the Pledged Collateral, except for the lien created by this Agreement; provided, however, that upon issuance of the Mandatory Conversion Shares or payment of the Note, Pledgor shall assign this Agreement and Pledgee covenants and agrees to deliver the Pledged Collateral to ExWorks Capital Fund I, L.P. (“ExWorks”) as additional collateral under the Loan and Security Agreement among Pledgor and all of its direct and indirect subsidiaries, as Borrowers, and ExWorks as Lender, as the same may be amended or supplemented from time to time.

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8. Application of Proceeds of Sale or Cash Held as Collateral. The proceeds of sale of Pledged Collateral sold pursuant to this Agreement and/or the cash held as Pledged Collateral hereunder will be applied in accordance with the terms of the Purchase Agreement.

9. Pledgee Appointed Attorney-in-Fact. Pledgor hereby appoints Pledgee as Pledgor's attorney-in-fact, with full authority in the place and stead of Pledgor and in the name of Pledgor or otherwise, from time to time in Pledgee’s discretion, during the existence of an Event of Default, to take any action and to execute any instrument which Pledgee may deem necessary or advisable to accomplish the purposes of this Agreement, including, without limitation, to receive, endorse and collect all instruments made payable to Pledgor representing any dividend, interest payment or other distribution in respect of the Pledged Collateral or any part thereof and to give full discharge for the same.

10. Pledgee May Perform. During the existence of an Event of Default, if Pledgor fails to perform any agreement contained herein, Pledgee may itself perform, or cause performance of, such agreement, and the reasonable invoiced out-of-pocket expenses of Pledgee incurred in connection therewith will be secured by the Pledged Collateral and payable upon demand.

11. Reasonable Care. Pledgee will be deemed to have exercised reasonable care in the custody and preservation of the Pledged Collateral in its possession if the Pledged Collateral is accorded treatment substantially equal to that which Pledgee accords its own property, it being understood that Pledgee will have no responsibility for (i) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Pledged Collateral, whether or not Pledgee has or is deemed to have knowledge of such matters, or (ii) taking any necessary steps to preserve rights against any parties with respect to any Pledged Collateral; provided, however, that upon Pledgor's instruction, Pledgee will use reasonable efforts to take such action as Pledgor directs Pledgee to take with respect to calls, conversions, exchanges, maturities, tenders, rights against other parties or other similar matters relative to the Pledged Collateral, but failure of Pledgee to comply with any such request will not of itself be deemed a failure to exercise reasonable care, and no failure of Pledgee to preserve or protect any rights with respect to the Pledged Collateral against prior parties, or to do any act with respect to preservation of the Pledged Collateral not so requested by Pledgor, will be deemed a failure to exercise reasonable care in the custody or preservation of the Pledged Collateral.

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12. Events of Default; Remedies upon an Event of Default.

(a)	The following events shall be “Events of Default:”

(i)	The occurrence of an Event of Default (as defined in the Note) under the Note;

(ii)	Any representation or warranty of Pledgor in this Agreement shall prove to have been incorrect in any material respect when made;

(iii)	Any representation, warranty or covenant of Pledgor and/or the Company in the Purchase Agreement and/or the Security Agreement shall prove to have been incorrect in any material respect when made; or

(iv)	Pledgor and/or the Company fails to comply with any term contained in this Agreement, the Note, the Security Agreement and/or the Purchase Agreement for five days after delivery to Pledgor and/or the Company of notice of such failure by or on behalf of Pledgee.

(b) If any Event of Default occurs and is continuing beyond any stated grace or cure period, Pledgee will have, in addition to all other rights given by law or by this Agreement, the Security Agreement, the Purchase Agreement or otherwise, all of the rights and remedies with respect to the Pledged Collateral of a secured party under the UCC (or any other applicable jurisdiction) at that time. In addition, with respect to any Pledged Collateral that is or thereafter comes into the possession or custody of Pledgee, Pledgee may sell or cause the same to be sold at any broker’s board or at public or private sale, in one or more sales or lots, at such price or prices as Pledgee may reasonably deem best, for cash or on credit or for future delivery, without assumption of any credit risk. Any sale of the Pledged Collateral conducted in conformity with reasonable commercial practices of banks, insurance companies, commercial finance companies, or other financial institutions disposing of property similar to the Pledged Collateral will be deemed to be commercially reasonable. Any requirements of notice will deemed to be a reasonable authenticated notice of disposition if given at least ten (10) days before the time of the sale or disposition and such notice will (i) describe Pledgor and Pledgee, (ii) describe the Pledged Collateral that is the subject of the intended disposition, (iii) state the method of intended disposition, (iv) state that Pledgor is entitled to an accounting of the Obligations and state the charge, if any, for an accounting, and (v) state the time and place of any public disposition or the time after which any private sale is to be made. Any other requirement of notice, demand or advertisement for sale is, to the extent permitted by law, waived. Pledgee may disclaim any warranties that might arise in connection with the sale or other disposition of the Pledged Collateral and Pledgee and Pledgor have no obligation to provide any warranties at such time. Pledgee may, in its own name or in the name of a designee or nominee, buy any of the Pledged Collateral at any public sale held in accordance with the foregoing provisions and, if permitted by applicable law, at any private sale. All reasonable invoiced out-of-pocket expenses (including court costs and reasonable attorneys’ fees and expenses) of, or incident to, the enforcement of any of the provisions hereof will be recoverable from the proceeds of the sale or other disposition of the Pledged Collateral. In view of the fact that federal and state securities laws may impose certain restrictions on the method by which a sale of the Pledged Collateral may be effected after and during the continuance of an Event of Default, Pledgor agrees that upon the occurrence and continuance of any Event of Default, Pledgee may, from time to time, attempt to sell all or any part of the Pledged Collateral by means of a private placement, restricting the prospective purchasers to those who can make the representations and agreements required of purchasers of securities in private placements. In so doing, Pledgee may solicit offers to buy the Pledged Collateral, or any part of it, for cash, from a limited number of investors deemed by Pledgee in its judgment, to be responsible parties who might be interested in purchasing the Pledged Collateral, and if Pledgee solicits such offers from not less than three (3) such investors, then the acceptance by Pledgee of the highest offer obtained therefrom will be deemed to be a commercially reasonable method of disposition of the Pledged Collateral.

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13. Authority of Pledgee. Pledgee will have and be entitled to exercise all such powers hereunder as are specifically delegated to Pledgee by this Agreement, together with such powers as are incidental thereto. Pledgee may execute any of its duties hereunder by or through agents or employees. Neither Pledgee, nor any director, manager, officer, agent or employee of Pledgee, will be liable for any action taken or omitted to be taken by it or them hereunder or in connection herewith, except for its or their own gross negligence or willful misconduct. Pledgor hereby agrees to indemnify and hold harmless Pledgee and/or any such director, manager, officer, agent or employee from and against any and all liability incurred by any of them, hereunder or in connection herewith, unless such liability is due to its or their own gross negligence or willful misconduct.

14. Termination. Notwithstanding anything to the contrary, express or implied, contained herein, this Agreement will automatically and without any further action on the part of Pledgor or Pledgee (other than as provided in Section 7 above and this Section 14) terminate when all the Obligations have been fully paid and performed and the Note has either been paid in full in cash or converted by its terms into Common Stock of Pledgor, at which time Pledgee will promptly reassign and redeliver (or cause to be reassigned and redelivered) to ExWorks, or to such person or persons as Pledgor will designate, all of the Pledged Collateral, together with appropriate instruments of reassignment and release.

15. Expenses. Pledgor agrees to reimburse Pledgee, on demand for any and all reasonable invoiced out-of-pocket expenses, including the reasonable fees and expenses of its counsel and of any experts and agents, which Pledgee may incur in connection with (i) the administration of this Agreement, (ii) the custody or preservation of, or the registration of the Pledged Collateral, (iii) the exercise or enforcement of any of the rights of Pledgee hereunder, or (iv) the failure by Pledgor to perform or observe any of the provisions hereof.

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16. Amendments, Waivers and Consents. No amendment or waiver of any provision of this Agreement nor consent to any departure by Pledgor herefrom, will in any event be effective unless in writing and signed by Pledgee and Pledgor, and then such amendment, waiver or consent will be effective only in the specific instance and for the specific purpose for which given.

17. Notices. Any notice required or desired to be served, given or delivered hereunder must be in writing (including facsimile transmission) in accordance with the terms of the Note.

18. Governing Law; Terms. This Agreement will be governed by the laws of the State of California, without giving effect to any conflict of law principles. Unless otherwise defined in this Agreement, terms defined in Articles 8 and 9 of the UCC are used herein as defined in the UCC. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but, if any provision of this Agreement is interpreted in such manner as to be ineffective or invalid under applicable law, such provisions will be ineffective or invalid only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

19. Definitions and Interpretation.

(a) All capitalized terms not otherwise defined in this Agreement have the meanings given in the Purchase Agreement and the Note.

(b) The singular will include the plural and vice versa as the text will indicate. The word “will” is intended to have the same meaning as “shall” and means mandatory or obligatory and not permissive.

(c) The section headings in this Agreement are for convenience of reference only, and will not affect in any way the interpretation of any of the provisions hereof.

20. Waivers. To the extent this Agreement is considered a continuing guaranty, Pledgor hereby waives:

(a) Presentment for payment, notice of dishonor, demand, protest, and notice thereof as to any instrument, and all other notices and demands to which Pledgor might be entitled, including without limitation notice of all of the following: the acceptance hereof; the creation, existence, or acquisition of any indebtedness; the amount of the obligations from time to time outstanding; any foreclosure sale or other disposition of any property which secures any or all of the obligations or which secures the obligations of any other guarantor; any adverse change in Company’s financial position; any other fact which might increase Pledgor’s risk, any default, partial payment or non-payment of all or any part of the obligations; the occurrence of any other Event of Default; any and all agreements and arrangements between Gemini and the Company and any changes, modifications, or extensions thereof, and any revocation, modification or release of any guaranty of any or all of the obligations by any person;

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(b) Any right to require Gemini to institute suit against, or to exhaust its rights and remedies against, Company or any other person, or to proceed against any property of any kind which secures all or any part of the obligations, or to exercise any right of offset or other right with respect to any reserves, credits or deposit accounts held by or maintained with Gemini or any indebtedness of Gemini to Company, or to exercise any other right or power, or pursue any other remedy Gemini may have;

(c) Any defense arising by reason of any disability or other defense of Company or any other guarantor or any endorser, co-maker or other person, or by reason of the cessation from any cause whatsoever of any liability of Company or any other guarantor or any endorser, co-maker or other person, with respect to all or any part of the obligations, or by reason of any act or omission of Gemini or others which directly or indirectly results in the discharge or release of Company or any other guarantor or any other person;

(d) Any defense arising by reason of any failure of Gemini to obtain, perfect, maintain or keep in force any security interest in, or lien or encumbrance upon, any property of the Company or any other person;

(e) Any defense based upon any failure of Gemini to give Pledgor notice of any sale of other disposition of any property securing any or all of the obligations, or any defects in any such notice that may be given, or any failure of Gemini to comply with any provision of applicable law in enforcing any security interest in or lien upon any property securing any or all of the obligations including, but not limited to, any failure by Gemini to dispose of any property securing any or all of the obligations in a commercially reasonable manner;

(f) Any defense based upon or arising out of any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt liquidation or dissolution proceeding commenced by or against Company or any other guarantor or any endorser, co-maker or other person, including without limitation any discharge of, or bar against collecting, any of the obligations (including without limitation any interest thereon), in or as a result of any such proceeding; and

(g) The benefit of any and all statutes of limitation with respect to any action based upon, arising out of or related to this Agreement. Pledgor hereby further expressly, unconditionally and irrevocably waives all claims and other rights which Pledgor may have or acquire in the future against the Company or any other guarantor of the obligatoins, arising from the existence, payment, performance or enforcement of Pledgor’s obligations under this Agreement, including without limitation any right of subrogation, reimbursement, exoneration, contribution, and indemnification, and any right to participate in any claim or remedy of Gemini against Company or any guarantors of the obligations or any collateral which Gemini now has or acquires in the future, and all rights of recourse to any assets or property of Pledgor, and all rights to any collateral or security held for the payment or performance of any indebtedness, whether any of the foregoing claims and other rights arise under any equitable doctrine of subrogation, implied contract, or unjust enrichment, or any other equitable or legal doctrine, or under any contract, statute, rule of law, or otherwise. Until all of the obligations have been paid, performed, and discharged in full, nothing shall discharge or satisfy the liability of Pledgor hereunder except the full performance and payment of all of the obligations.

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21. Counterparts; Facsimile Signature. This Agreement may be executed in one or more counterparts (which taken together, as applicable, will constitute one and the same instrument) and by facsimile or electronic transmission, which facsimile or electronic transmission will be considered original executed counterparts. Each party to this Agreement agrees that it will be bound by its own facsimile signature and that it accepts the facsimile signature of each other party.

22. SUBMISSION TO JURISDICTION AND VENUE. ANY JUDICIAL PROCEEDING BY PLEDGOR OR PLEDGEE INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER OR CLAIM IN ANY WAY ARISING OUT OF, RELATED TO OR CONNECTED WITH THIS AGREEMENT OR ANY PRESENT OR FUTURE AGREEMENT BETWEEN PLEDGOR AND PLEDGEE, MAY BE BROUGHT ONLY IN A FEDERAL COURT LOCATED IN THE STATE OF CALIFORNIA OR IN STATE COURTS IN SAN DIEGO COUNTY, CALIFORNIA; PROVIDED THAT THE FOREGOING WILL NOT APPLY TO THE EXTENT PLEDGEE IS REQUIRED BY APPLICABLE LAW TO BRING AN ACTION IN ANOTHER JURISDICTION FOR PURPOSES OF FORECLOSING ITS INTEREST IN ANY COLLATERAL. BY EXECUTION AND DELIVERY OF THIS AGREEMENT, PLEDGOR AND PLEDGEE ACCEPT FOR THEMSELVES AND IN CONNECTION WITH THEIR RESPECTIVE PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE REFERENCED COURTS, AND IRREVOCABLY AGREE TO BE BOUND BY ANY FINAL JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT, OR ANY OTHER PRESENT AND FUTURE AGREEMENT BETWEEN PLEDGOR AND PLEDGEE. PLEDGOR AND PLEDGEE WAIVE ANY OBJECTION TO JURISDICTION AND VENUE OF ANY ACTION INSTITUTED HEREUNDER OR IN CONNECTION HEREWITH AND MAY NOT ASSERT ANY DEFENSE BASED ON LACK OF JURISDICTION OR VENUE OR BASED UPON FORUM NON CONVENIENS. AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT MAY BE FILED WITH ANY COURT AS WRITTEN EVIDENCE OF THE WAIVERS AND CONSENTS CONTAINED HEREIN.

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23. WAIVER OF JURY TRIAL. PLEDGOR AND PLEDGEE INTENTIONALLY, VOLUNTARILY AND IRREVOCABLY WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY PROCEEDING HEREAFTER INSTITUTED BY OR AGAINST THE PLEDGOR OR THE SECURED PARTY IN RESPECT OF THIS AGREEMENT.

[End of Pledge Agreement - Signature page follows]

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The undersigned have caused this Pledge Agreement to be duly executed and delivered as of the date first written above.

PLEDGOR:

HIGHTIMES HOLDING CORP.

Name: Adam Levin
Title: Chief Executive Officer

Address:
1800 Century Park East, 14th floor
Los Angeles, CA 90024

PLEDGEE:

GEMINI FINANCE CORP.

Name:
Title:

[Signature Page to Pledge Agreement- Chalice Holdings, Inc.]

Schedule I

Ownership Interests in the Company

		% of
Company	Shareholder	ownership	Certificate No.

Chalice Holdings, Inc.	Hightimes Holding Corp.	100%	1

Exhibit 1

Acknowledgement of Chalice Holdings. Inc.

Dated as of October __ 2018

The Company (as defined in the foregoing Pledge Agreement; capitalized terms used herein having the meanings assigned in the Pledge Agreement) hereby (i) acknowledges that it has received an executed copy of the Pledge Agreement, (ii) agrees to record in its records the pledge of the equity interests of Pledgor as provided in the Pledge Agreement, and (iii) waives any right to at any time hereafter be provided with a copy of the foregoing Pledge Agreement in connection with any exercise by Pledgee (or its agent or nominee), in accordance with the terms of such Pledge Agreement, of voting or other consensual rights in respect of the Pledged Collateral or any registration of any of the Pledged Collateral in the name of Pledgee (or its agent or nominee).

CHALICE HOLDINGS, INC.

By:
Name:	Adam E. Levin
Title:	CEO

Exhibit D

SECURITY AGREEMENT

[See attached]

Exhibit D

SECURITY AGREEMENT

This Security Agreement is made on October [__], 2018

BETWEEN CHALICE HOLDINGS, INC.

AND the Secured Party GEMINI FINANCE CORP.

Background

WHEREAS, concurrently herewith, the Debtor, Hightimes Holding Corp. (“Hightimes”), Chalice Holdings, Inc., (“Pledgor” or “Debtor”) and the Secured Party are entering into an Asset Purchase Agreement (the “Purchase Agreement”), wherein Debtor and Hightimes are purchasing the Assets (as defined in the Purchase Agreement) from the Secured Party and in exchange issuing to the Secured Party a Secured Convertible Promissory Note (the “Note,” and collectively with the Purchase Agreement, the Pledge Agreement and this Agreement, the “Transaction Documents”) in the amount of $560,000 (the “Transaction”).

WHEREAS, in order to induce the Secured Party to extend the loans evidenced by the Note, the Debtor has agreed to execute and deliver to the Secured Party this Security Agreement (this “Agreement”) and to grant the Secured Party a security interest in the Assets to secure the prompt payment, performance and discharge in full of Debtor’s and Hightimes’ obligations under the Note.

NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Debtor and the Secured Party hereby agree as follows:

1.	Debt. The Debtor owes the Secured Party the principal of $560,000.00, plus interest, as described in the Note (the “Debt”).

2.	Grant of Security Interest. As security for the Debt and all the Debtor’s other obligations to the Secured Party under this Agreement, the Debtor gives the Secured Party a security interest in the Assets and all additions, and accessions thereto and all substitutions and replacements thereof, and all proceeds, products and accounts thereof, including all proceeds from sale or transfer, any all collections from any tort claims and all dividends, interest, cash, equity interest or other property at any time and from time to time acquired, receivable or distributed in respect of, or in exchange for the Assets (referred to as the “Collateral”). This means that if the Debtor and/or Hightimes does not pay the Debt or other obligation when due, the Collateral may be sold in order to pay the Debt and obligations. Contemporaneously with the execution of this Agreement, the Debtor shall deliver or cause to be delivered to the Secured Party evidence that the appropriate financing statements under the UCC and other necessary documents have been filed and recorded and other steps have been taken to perfect the security interest to create in favor of the Secured Party a valid, perfected and continuing perfected first priority lien in the Collateral. “UCC” means the Uniform Commercial Code of the State of California and or any other applicable law of any state or states which has jurisdiction with respect to all, or any portion of, the Collateral or this Agreement, from time to time.

3.	Ownership. The Debtor guarantees that, following the consummation of the Transaction, it will own the Collateral and that no other person will have any interest in the Collateral or claim against the Collateral. The Debtor will not sell, mortgage, encumber, transfer, lease or otherwise dispose of any of the Collateral, without the prior written consent of Secured Party, or permit anything to be done that may impair the value of any of the Collateral.

4.	Use. The Collateral is to be used:

( )	for personal, family or household purposes

( XX )	in business

( )	in farming operations

5.	Taxes. The Debtor will promptly pay all taxes and other charges relating to the Collateral or its use.

6.	Protection of Security Interest. Secured Party is authorized to file financing statements under the Uniform Commercial Code, as adopted and enacted in the state in which the Debtor is located or in which the Premises are located, as amended from time to time (the “Uniform Commercial Code”) and any other documents requested by Secured Party to effectively implement the purposes of this Agreement.

7.	Performance by Secured Party. Secured Party may from time, at its option, perform any agreement or obligation of Debtor hereunder which Debtor fails to perform, and take any action which Secured Party deems necessary or appropriate for the maintenance or preservation of any of the Collateral or its security interest therein.

Any amounts incurred by Secured Party for costs and expenses (including without limitation attorney’s fees and expenses) in connection with any action taken by Secured Party to enforce its rights hereunder, shall, at Secured Party’s option, become part of the principal amount due under the Note and part of the Debt, and on demand by Secured Party, Debtor shall pay any such amount to Secured Party, together with interest thereon at the Default Rate.

8.	Inspection. The Secured Party may inspect the Collateral at all reasonable times and to make copies of records, pertaining to the Collateral.

9.	Representations and Warranties of Debtor.

(a) Debtor shall at all times maintain the Security Interests provided for hereunder as valid and perfected first priority liens and security interests in the Collateral in favor of the Secured Party until this Agreement and the Security Interest hereunder shall be terminated. Debtor hereby agrees to defend the same against the claims of any and all persons and entities. Debtor shall safeguard and protect all Collateral for the account of the Secured Party. At the request of the Agent, Debtor will sign and deliver to the Agent on behalf of the Secured Party at any time or from time to time one or more financing statements pursuant to the UCC in form reasonably satisfactory to the Secured Party and will pay the cost of filing the same in all public offices wherever filing is, or is deemed by the Secured Party to be, necessary or desirable to effect the rights and obligations provided for herein. Without limiting the generality of the foregoing, Debtor shall pay all fees, taxes and other amounts necessary to maintain the Collateral and the Security Interests hereunder, and Debtor shall obtain and furnish to Secured Party from time to time, upon demand, such releases and/or subordinations of claims and liens which may be required to maintain the priority of the Security Interests hereunder.

(b) Debtor shall not transfer, pledge, hypothecate, encumber, license, sell or otherwise dispose of any of the Collateral without the prior written consent of Secured Party.

(c) Debtor shall keep and preserve its equipment, inventory and other tangible Collateral in good condition, repair and order.

(d) Debtor shall, within ten (10) days of obtaining knowledge thereof, advise the Secured Party promptly, in sufficient detail, of any material adverse change in the Collateral, and of the occurrence of any event which would have a material adverse effect on the value of the Collateral or on the Secured Party’s security interest.

(e) Debtor shall promptly execute and deliver to Secured Party such further deeds, mortgages, assignments, security agreements, financing statements or other instruments, documents, certificates and assurances and take such further action as Secured Party may from time to time request and may in its sole discretion deem necessary to perfect, protect or enforce the Secured Party’s security interest in the Collateral including, without limitation, if applicable, the execution and delivery of a separate security agreement with respect to each Debtor’s Intellectual Property (“Intellectual Property Security Agreement”) in which the Secured Party has been granted a security interest hereunder, substantially in a form reasonably acceptable to Secured Party which Intellectual Property Security Agreement, other than as stated therein, shall be subject to all of the terms and conditions hereof.

(f) Debtor shall take all steps reasonably necessary to diligently pursue and seek to preserve, enforce and collect any rights, claims, causes of action and accounts receivable in respect of the Collateral.

(g) Debtor shall not change its name, type of organization, jurisdiction of organization, organizational identification number (if it has one), legal or corporate structure, or identity, or add any new fictitious name unless it provides at least 30 days prior written notice to the Secured Party of such change and, at the time of such written notification, such Debtor provides any financing statements or fixture filings necessary to perfect and continue the perfection of the Security Interests granted and evidenced by this Agreement.

(h) To the extent that any Collateral is in the possession of any third party, Debtor shall join with Secured Party in notifying such third party of the Secured Party’s security interest in such Collateral and shall use its best efforts to obtain an acknowledgement and agreement from such third party with respect to the Collateral, in form and substance reasonably satisfactory to Secured Party.

(i) Debtor shall cause such subsidiary and/or assign of such Debtor to immediately become a party hereto (an “Additional Debtor”), The Additional Debtor shall also deliver such opinions of counsel, authorizing resolutions, good standing certificates, incumbency certificates, organizational documents, financing statements and other information and documentation as the Secured Party may reasonably request. Upon delivery of the foregoing to Secured Party, the Additional Debtor shall be and become a party to this Agreement with the same rights and obligations as the Debtor, for all purposes hereof as fully and to the same extent as if it were an original signatory hereto and shall be deemed to have been made the representations, warranties and covenants set forth herein as of the date of execution, and all references herein to the “Debtor” shall be deemed to include each Additional Debtor.

(j) Debtor will from time to time promptly execute and deliver all such further instruments and documents, and take all such further action as may be necessary or desirable, as Secured Party may reasonably request, in order to perfect and protect any security interest granted or purported to be granted hereby or to enable the Secured Party to exercise and enforce their rights and remedies hereunder and with respect to any Collateral or to otherwise carry out the purposes of this Agreement.

10.	Extensions and Releases. The Debtor agrees that the Secured Party may extend the time for payment of the Debt and release any other security the Secured Party may have for the Debt without affecting Secured Party’s security interest in the Collateral.

11.	Cooperation. Debtor will do anything Secured Party reasonably requests in order to make the Secured Party’s security interest in the Collateral legally effective.

12.	Default. The occurrence and continuation of any one or more of the following events shall, at the sole option of the Secured Party, constitute an event of default (“Event of Default”) hereunder:

(a) Any Event of Default shall occur under the provisions of the Note;

(b) Any representation or warranty of the Debtor under any Transaction Document shall be untrue in any material respect when made;

(c) The failure by Debtor to observe or perform any of its obligations hereunder for five (5) days after delivery to such Debtor of notice of such failure by or on behalf of a Secured Party unless such default is capable of cure but cannot be cured within such time frame and such Debtor is using best efforts to cure same in a timely fashion; or

(d) If any provision of this Agreement shall at any time for any reason be declared to be null and void, or the validity or enforceability thereof shall be contested by Debtor, or a proceeding shall be commenced by Debtor, or by any governmental authority having jurisdiction over Debtor, seeking to establish the invalidity or unenforceability thereof, or Debtor shall deny that Debtor has any liability or obligation purported to be created under this Agreement.

13.	Duty to Hold in Trust. Upon the occurrence of any Event of Default and at any time thereafter, Debtor shall, upon receipt of any revenue, income, dividend, interest or other sums subject to the Security Interest, whether payable pursuant to the Note or otherwise, or of any check, draft, note, trade acceptance or other instrument evidencing an obligation to pay any such sum, hold the same in trust for the Secured Party and shall forthwith endorse and transfer any such sums or instruments, or both, to the Secured Party.

14.	Rights and Remedies Upon Default.

(a) Upon the occurrence of any Event of Default and at any time thereafter, the Secured Party, shall have the right to exercise all of the remedies conferred hereunder, under the Asset Purchase Agreement and/or under the Note, and the Secured Party shall have all the rights and remedies of a secured party under the UCC. Without limitation, Secured Party, shall have the following rights and powers:

(i)	Secured Party shall have the right to take possession of the Collateral and, for that purpose, enter, with the aid and assistance of any person, any premises where the Collateral, or any part thereof, is or may be placed and remove the same, and Debtor shall assemble the Collateral and make it available to the Secured Party.

(ii)	Upon notice to the Debtor by Secured Party, all rights of Debtor to exercise the voting and other consensual rights which it would otherwise be entitled to exercise and all rights of Debtor to receive the dividends and interest which it would otherwise be authorized to receive and retain, shall cease. Upon such notice, Secured Party shall have the right to receive, any interest, cash dividends or other payments on the Collateral and, at the option of Secured Party, to exercise in such Secured Party's discretion all voting rights pertaining thereto. Without limiting the generality of the foregoing, Secured Party shall have the right (but not the obligation) to exercise all rights with respect to the Collateral as if it were the sole and absolute owner thereof, including, without limitation, to vote and/or to exchange, at its sole discretion, any or all of the Collateral in connection with a merger, reorganization, consolidation, recapitalization or other readjustment concerning or involving the Collateral or Debtor or any of its direct or indirect subsidiaries.

(iii)	The Secured Party shall have the right to operate the business of Debtor using the Collateral and shall have the right to assign, sell, lease or otherwise dispose of and deliver all or any part of the Collateral, at public or private sale or otherwise, either with or without special conditions or stipulations, for cash or on credit or for future delivery, in such parcel or parcels and at such time or times and at such place or places, and upon such terms and conditions as the Secured Party may deem commercially reasonable, all without (except as shall be required by applicable statute and cannot be waived) advertisement or demand upon or notice to Debtor or right of redemption of Debtor, which are' hereby expressly waived. Upon each such sale, lease, assignment or other transfer of Collateral, the Secured Party, may, unless prohibited by applicable law which cannot be waived, purchase all or any part of the Collateral being sold, free from and discharged of all trusts, claims, right of redemption and equities of any Debtor, which are hereby waived and released.

(iv)	The Secured Party shall have the right (but not the obligation) to notify any account Debtor and any obligors under instruments or accounts to make payments directly to the Secured Party, and to enforce the Debtor' rights against such account Debtor and obligors.

(v)	The Secured Party, may (but is not obligated to) direct any financial intermediary or any other person or entity holding any investment property to transfer the same to the Secured Party, or its designee.

(vi)	The Secured Party may (but is not obligated to) transfer any or all Intellectual Property registered in the name of any Debtor at the United States Patent and Trademark Office and/or Copyright Office into the name of the Secured Party or any designee or any purchaser of any Collateral.

(b) For the purpose of enabling the Secured Party to further exercise rights and remedies under this Section 14 or elsewhere provided by agreement or applicable law, Debtor hereby grants to Secured Party, an irrevocable, nonexclusive license (exercisable without payment of royalty or other compensation to Debtor) to use, license or sublicense following an Event of Default, any Intellectual Property now owned or hereafter acquired by Debtor, and wherever the same may be located, and including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof.

15.	Applications of Proceeds. The proceeds of any such sale, lease or other disposition of the Collateral hereunder or from payments made on account of any insurance policy insuring any portion of the Collateral shall be applied first, to the expenses of retaking, holding, storing, processing and preparing for sale, selling, and the like (including, without limitation, any taxes, fees and other costs incurred in connection therewith) of the Collateral, to the reasonable attorneys' fees and expenses incurred by Secured Party' rights hereunder and in connection with collecting, storing and disposing of the Collateral, and then to satisfaction of the Obligations, and to the payment of any other amounts required by applicable law, after which the Secured Party shall pay to the Debtor any surplus proceeds. If, upon the sale, license or other disposition of the Collateral, the proceeds thereof are insufficient to pay all amounts to which the Secured Party is legally entitled, the Debtor will be liable for the deficiency, together with interest thereon, at the rate of 18% per annum or the lesser amount permitted by applicable law (the "Default Rate"), and the reasonable fees of any attorneys employed by the Secured Party to collect such deficiency. To the extent permitted by applicable law, each Debtor waives all claims, damages and demands against the Secured Party arising out of the repossession, removal, retention or sale of the Collateral, unless due solely to the gross negligence or willful misconduct of the Secured Party as determined by a final judgment (not subject to further appeal) of a court of competent jurisdiction.

16.	Assembling Collateral. If, pursuant to the Note, the Secured Party declares that the Debtor is in default by written notice to the Debtor, and the Debtor does not cure such default pursuant to the Note, the Debtor will assemble the Collateral and make it available to the Secured Party immediately, and at any place and time that the Secured Party reasonably requests.

17.	Termination and Assignment of Security Agreement. Upon payment of the Debt or conversion of the Note evidencing the Debt into shares of Hightimes Common Stock, as contemplated by the Note, the Secured Party shall promptly assign all of its rights under this Security Agreement to ExWorks Fund I, L.P. (“Exworks”). In such connection, Secured Party shall execute and deliver to ExWorks such collateral assignment or other related agreements, including assignment of the UCC-1 financing statement, that ExWorks may reasonably require.

18.	Applicable Law. This Agreement will be governed by the laws of the State of California. In addition to all of the Secured Party’s rights and remedies under this Agreement, the Secured Party will have all the rights and remedies of a secured party under California law.

19.	No Waiver. Any failure or delay on the Secured Party’s part in exercising any right or remedy will not prohibit the Secured Party from exercising it at a later time or from exercising any other right or remedy.

20.	Principal (Main) Place of Business. The Debtor’s principal place of business is located at: 10990 Wilshire Blvd., Penthouse, Los Angeles, California, 90024-3898 and the Secured Party’s principal place of business is 1075 Valleyside Lane, Encinitas, California, 92024.

21.	Notices. All notices under this Agreement shall be in writing and shall be delivered personally or by certified mail, return receipt requested, to the addresses stated above for the party to receive the notice. If the law requires that the Secured Party notify the Debtor that the Collateral is being sold after a default, the Debtor agrees that ten (10) days’ written notice is sufficient.

22.	Effectiveness. The effectiveness of this Agreement will continue until the Debtor and/or Hightimes pays the full amount of the Debt and all other amounts secured by the Collateral under this Agreement. If any part of this Agreement is legally invalid, the rest of this Agreement will remain in full force and effect.

23.	Who Is Bound. This Agreement is binding upon the Debtor and the Secured Party and all who succeed to either of their rights and responsibilities.

24.	Costs and Expenses. Debtor agrees to pay all reasonable out-of-pocket fees, costs and expenses incurred in connection with any filing required hereunder, including without limitation, any financing statements pursuant to the UCC, continuation statements, partial releases and/or termination statements related thereto or any expenses of any searches reasonably required by Secured Party. The Debtor shall also pay all other claims and charges which in the reasonable opinion of the Secured Party are reasonably likely to prejudice, imperil or otherwise affect the Collateral or the Security Interests therein. The Debtor will also, upon demand, pay to the Secured Party the amount of any and all reasonable expenses, including the reasonable fees and expenses of its counsel and of any experts and agents, which the Secured Party, for the benefit of the Secured Party may incur in connection with the creation, perfection, protection, satisfaction, foreclosure, collection or enforcement of the Security Interest and the preparation, administration, continuance, amendment or enforcement of this Agreement and pay to the Agent the amount of any and all reasonable expenses, including the reasonable fees and expenses of its counsel and of any experts and agents, which the Secured Party may incur in connection with (i) the enforcement of this Agreement, (ii) the custody or preservation of, or the sale of, collection from, or other realization upon, any of the Collateral, or (iii) the exercise or enforcement of any of the rights of the Secured Party under the Note. Until so paid, any fees payable hereunder shall be added to the principal amount of the Note and shall bear interest at the Default Rate.

25.	Guarantor Waivers. To the extent this Agreement is construed as a guaranty, Debtor hereby waives:

(a) Presentment for payment, notice of dishonor, demand, protest, and notice thereof as to any instrument, and all other notices and demands to which Pledgor might be entitled, including without limitation notice of all of the following: the acceptance hereof; the creation, existence, or acquisition of any indebtedness; the amount of the debt from time to time outstanding; any foreclosure sale or other disposition of any property which secures any or all of the debt or which secures the obligations of any other guarantor of any or all of the debt; any adverse change in Company’s financial position; any other fact which might increase Pledgor’s risk, any default, partial payment or non-payment of all or any part of the debt; the occurrence of any other Event of Default; any and all agreements and arrangements between Gemini and the Company and any changes, modifications, or extensions thereof, and any revocation, modification or release of any guaranty of any or all of the debt by any person;

(b) Any right to require Gemini to institute suit against, or to exhaust its rights and remedies against, Company or any other person, or to proceed against any property of any kind which secures all or any part of the debt, or to exercise any right of offset or other right with respect to any reserves, credits or deposit accounts held by or maintained with Gemini or any indebtedness of Gemini to Company, or to exercise any other right or power, or pursue any other remedy Gemini may have;

(c) Any defense arising by reason of any disability or other defense of Company or any other guarantor or any endorser, co-maker or other person, or by reason of the cessation from any cause whatsoever of any liability of Company or any other guarantor or any endorser, co-maker or other person, with respect to all or any part of the debt, or by reason of any act or omission of Gemini or others which directly or indirectly results in the discharge or release of Company or any other guarantor or any other person;

(d) Any defense arising by reason of any failure of Gemini to obtain, perfect, maintain or keep in force any security interest in, or lien or encumbrance upon, any property of the Company or any other person;

(e) Any defense based upon any failure of Gemini to give Pledgor notice of any sale of other disposition of any property securing any or all of the debt, or any defects in any such notice that may be given, or any failure of Gemini to comply with any provision of applicable law in enforcing any security interest in or lien upon any property securing any or all of the debt including, but not limited to, any failure by Gemini to dispose of any property securing any or all of the debt in a commercially reasonable manner;

(f) Any defense based upon or arising out of any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt liquidation or dissolution proceeding commenced by or against Company or any other guarantor or any endorser, co-maker or other person, including without limitation any discharge of, or bar against collecting, any of the debt (including without limitation any interest thereon), in or as a result of any such proceeding; and

(g) The benefit of any and all statutes of limitation with respect to any action based upon, arising out of or related to this Agreement. Pledgor hereby further expressly, unconditionally and irrevocably waives all claims and other rights which Pledgor may have or acquire in the future against the Company or any other guarantor of the debt, arising from the existence, payment, performance or enforcement of Pledgor’s obligations under this Agreement, including without limitation any right of subrogation, reimbursement, exoneration, contribution, and indemnification, and any right to participate in any claim or remedy of Gemini against Company or any guarantors of the debt or any collateral which Gemini now has or acquires in the future, and all rights of recourse to any assets or property of Pledgor, and all rights to any collateral or security held for the payment or performance of any indebtedness, whether any of the foregoing claims and other rights arise under any equitable doctrine of subrogation, implied contract, or unjust enrichment, or any other equitable or legal doctrine, or under any contract, statute, rule of law, or otherwise. Until all of the debt has been paid, performed, and discharged in full, nothing shall discharge or satisfy the liability of Pledgor hereunder except the full performance and payment of all of the indebtedness.

26.	Miscellaneous.

(a) All of the rights and remedies of the Secured Party with respect to the Collateral, whether established hereby or by the Note or by any other agreements, instruments or documents or by law shall be cumulative and may be exercised singly or concurrently.

(b) If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

(c) No waiver of any default with respect to any provisions, conditions or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right.

(d) Each party shall take such further action and execute and deliver such further documents as may be necessary or appropriate in order to carry out the provisions and purposes of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Security Agreement to be duly executed on the day and year first above written.

DEBTOR:

CHALICE HOLDINGS, INC.

By:

[_________]

[_________]

SECURED PARTY:

GEMINI FINANCE CORP.

By:

[_________]

[_________]